UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2005 (July 11, 2005)

AMERICAN TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13114 Evening Creek Drive South, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 679-2114

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On July 11, 2005, we entered into a termination, settlement and release agreement with Kingsbridge Capital Limited. Under the terms of this agreement, we and Kingsbridge agreed that the common stock purchase agreement we entered into with Kingsbridge on December 14, 2004, and the related registration rights agreement and warrant we issued to Kingsbridge of the same date, would be terminated, and Kingsbridge would return the warrant, which has not been exercised, to us for cancellation. The termination agreement is effective upon our payment of the remaining fees of counsel due to Kingsbridge under the terms of the common stock purchase agreement, and our receipt of the original warrant from Kingsbridge. We incurred no early termination penalties in connection with this termination. The termination agreement contains a mutual release of claims.

The termination agreement resulted from our determination that the common stock purchase agreement is no longer consistent with our financing plans, due to various factors, including anticipated capital requirements and timing, market conditions, and SEC requirements for transaction structure. We requested withdrawal of the registration statement we filed with the SEC in connection with the common stock purchase agreement on July 1, 2005.

The common stock purchase agreement, registration rights agreement and warrant were entered into as part of a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Ltd., pursuant to which Kingsbridge committed to purchase up to $25 million of our common stock. As part of the arrangement, we issued a warrant to Kingsbridge to purchase 275,000 shares of our common stock at a price of $8.60 per share. The warrant was exercisable beginning six months after the date of grant and for a period of five years thereafter. Subject to certain conditions, including the effectiveness of a registration statement registering the shares issuable to Kingsbridge, we had the right to require Kingsbridge to purchase newly-issued shares of our common stock at a price between 88% and 92% of the volume weighted average price during a 15 day purchase period. No shares were sold to Kingsbridge under this arrangement prior to the termination.

Item 1.02 Termination of Material Definitive Agreement

See disclosure in Item 1.01 above.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: July 13, 2005	By:	/s/ MICHAEL A. RUSSELL
Michael A. Russell Chief Financial Officer